Exhibit 99.1

Altria Group, Inc. Presents at Morgan Stanley Global Consumer Conference

    NEW YORK--(BUSINESS WIRE)--Nov. 4, 2004--Altria Group, Inc. (NYSE:
MO) Chairman and Chief Executive Officer Louis C. Camilleri will address investors today at the Morgan Stanley Global Consumer Conference at the Grand Hyatt Hotel in New York City.
    The presentation is being webcast beginning at approximately 1:00 p.m. eastern standard time at www.altria.com. The text of Mr. Camilleri's remarks will be posted to the investor relations section of the same site following the presentation.

    Highlights of the presentation include:

    -- Altria Group, Inc. reaffirmed its previously disclosed earnings guidance of $4.55 to $4.60 per share for the full year 2004, including charges. "I believe we will achieve the high end of that range," Mr. Camilleri said.

    -- During the presentation, Mr. Camilleri said, "Looking at Altria's price to earnings multiple excluding Kraft, you can see that our tobacco businesses are significantly undervalued versus their tobacco peers. It is therefore obvious that we are looking at a number of alternatives to maximize shareholder value, including the separation of the company into two, or potentially three, strong and independent entities, and we are beginning to make the necessary preparations to assure execution readiness when the litigation environment permits."

    -- Regarding tobacco litigation, Mr. Camilleri said, "We continue to believe that the positive fundamentals witnessed over the last couple of years remain very much in place," and outlined the company's reasons for optimism in major cases, including the Department of Justice case, the Engle case in Florida and the Price case in Illinois."

    Altria Group, Inc. Profile

    Altria Group, Inc. is the parent company of Kraft Foods Inc., with approximately 85% ownership of outstanding Kraft common shares, Philip Morris International Inc., Philip Morris USA Inc. and Philip Morris Capital Corporation. In addition, Altria Group, Inc. has a 36% economic interest in SABMiller plc. The brand portfolio of Altria Group, Inc.'s consumer packaged goods companies includes such well-known names as Kraft, Jacobs, L&M, Marlboro, Maxwell House, Nabisco, Oreo, Oscar Mayer, Parliament, Philadelphia, Post and Virginia Slims. Altria Group, Inc. recorded 2003 net revenues of $81.8 billion.
    Trademarks and service marks mentioned in this release are the registered property of, or licensed by, the subsidiaries of Altria Group, Inc.

    Forward-Looking and Cautionary Statements

    This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.
    Altria Group, Inc.'s consumer products subsidiaries are subject to changing prices for raw materials; intense price competition; changes in consumer preferences and demand for their products; fluctuations in levels of customer inventories; the effects of foreign economies and local economic and market conditions; and unfavorable currency movements. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively with lower-priced products; to improve productivity; and to respond effectively to changing prices for their raw materials.
    Altria Group, Inc.'s tobacco subsidiaries (Philip Morris USA and Philip Morris International) continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the company's understanding of applicable law, bonding requirements and the absence of adequate appellate remedies to get timely relief from any of the foregoing; price disparities and changes in price disparities between premium and lowest-price brands; legislation, including actual and potential excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation; privately imposed smoking restrictions; and governmental and grand jury investigations.
    Altria Group, Inc.'s consumer products subsidiaries are subject to other risks detailed from time to time in its publicly filed documents, including its Quarterly Report on Form 10-Q for the period ended June 30, 2004. Altria Group, Inc. cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make.

    CONTACT: Altria Group, Inc.
             Nicholas M. Rolli, 917-663-3460
             Timothy R. Kellogg, 917-663-2759